                            SCHEDULE 14A
                           (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No.________)

   Filed by the Registrant [ ]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [ ] Preliminary Proxy Statement     [ ] Confidential,For Use of the
   [X] Definitive Proxy Statement          Commission Only (as per-
   [ ] Definitive Additional Materials     mitted by Rule 14a-6(e)(2))
   [ ] Soliciting Material Pursuant
      to Rule 14a-11(c) or Rule 14a-12

             Hanover Gold Company, Inc.
----------------------------------------------------------------
    (Name of Registrant as Specified in Its Charter)

----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the
                             Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act
     Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

________________________________________________________________
    (2)  Aggregate number of securities to which transaction applies:

________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________
    (4)  Proposed maximum aggregate value of transaction:

________________________________________________________________
    (5)  Total fee paid:

________________________________________________________________
    [ ] Fee paid previously with preliminary materials:

________________________________________________________________

    [ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

________________________________________________________________
      (2) Form, Schedule, or Registration Statement no.:

________________________________________________________________
      (3) Filing Party:

________________________________________________________________
      (4) Date Filed:
----------------------------------------------------------------

----------------------------------------------------------------
                   HANOVER GOLD COMPANY, INC.
----------------------------------------------------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON MAY 27, 1999

TO:  THE SHAREHOLDERS OF HANOVER GOLD COMPANY, INC.:

The 1999 annual meeting of shareholders of HANOVER GOLD COMPANY
INC. (the "Company") will be held at North 3303 Sullivan Road,
Spokane, Washington, on Thursday, May 27, 1999, at 2:00 P.M.,
(PDT), for the following purposes:

     (1) To elect four members to the board of directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected and have been qualified;

     (2)  To consider and approve the Company's 1998 Equity Incentive
          Plan;

     (3) To ratify the selection of BDO Seidman, LLP as the Company's independent auditor for the year ended December 31, 1999 and any interim period, and

     (4) To conduct any other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the annual meeting and any adjournment(s) or postponement(s) thereof. Your proxy is important to assure a quorum at the meeting.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Raymond A. Hanson
                              ----------------------------
                              Raymond A. Hanson, President

Whether or not you plan to attend the Annual Meeting, please be sure that the enclosed proxy is properly completed, dated, signed, and returned without delay in the enclosed envelope. Your proxy is revocable, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise.

                                         DEFINITIVE COPY
------------------------------------------------------------------
                   HANOVER GOLD COMPANY, INC.
------------------------------------------------------------------
                         PROXY STATEMENT
                               FOR
                 ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON MAY 27, 1999

   This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the board of directors ("Board of Directors") of Hanover Gold Company, Inc. (the "Company") for the annual meeting of shareholders ("Annual Meeting") of the Company to be held on Thursday, May 27, 1999 at 2:00 P.M. (PDT) and at any adjournment thereof. The meeting will be held at North 3303 Sullivan Road, Spokane, Washington. The approximate date the proxy materials were first mailed to shareholders was on or about April 19, 1999. The principal executive offices of the Company are located at 15102 E. Indiana Ave., Spokane, WA 99216-1814.

                       PURPOSE OF MEETING

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the enclosed Notice of Annual Meeting of Shareholders. Each of the proposals is described in more detail in subsequent sections of this Proxy Statement.

                 VOTING RIGHTS AND SOLICITATIONS

   The Board of Directors of the Company has fixed the close of business on March 31, 1999 as the record date for the determination of holders of shares of outstanding capital stock entitled to notice of and to vote at the Annual Meeting. On March 31, 1999, there were outstanding 9,653,533 shares of common stock, ("Common Stock"), the holders of which will be entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. The presence, in person or by proxy, of the holders of issued and outstanding shares of capital stock entitled to cast an aggregate of 4,826,767 votes at the Annual Meeting will constitute a quorum for the transaction of business.

    Proxies in the accompanying forms, which are properly completed, signed, dated, returned to the Company and not revoked will be voted in accordance with instructions given therein. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Accordingly, if no choice is specified, proxies will be voted "FOR" Proposals 1, 2, and 3 set forth in the accompanying forms of proxy.

  In addition to the election of directors, shareholders may vote
"FOR", "AGAINST", or "ABSTAIN" from voting for Proposals 2 and 3.

Abstentions  and  broker  non-votes are counted  for  purpose  of determining the presence or absence of a quorum for the transaction of business. The Board of Directors encourages shareholders to exercise their right to vote rather than abstaining from voting. It is necessary that proxies be signed, dated, and returned for all such shares to be voted at the Annual Meeting.

   Each shareholder who executes the enclosed proxy may revoke it at any time prior to the Annual Meeting by delivering written notice to the Secretary of the Company or may, if in attendance at the Meeting, after giving notice of revocation of such proxy to the Secretary, vote in person.

                    EXPENSES OF SOLICITATION

   The cost of soliciting proxies will be borne by the Company. These costs include those incurred in connection with the preparation and mailing of this Proxy Statement and related documents and any documents that may hereafter be provided as a supplement. The Company will supply proxies and Proxy Statements to brokers, fiduciaries, nominees, and custodians requesting such for distribution to beneficial owners and will reimburse such brokers, fiduciaries, nominees, and custodians their costs of distribution. The cost of soliciting proxies, including legal expenses and expenses incurred in connection with the preparation of this Proxy Statement, is estimated at $10,500.

   The Company's directors, officers, employees, and advisors, none of whom are employed for this purpose, may solicit proxies, without remuneration therefor, by mail, telephone, telegraph, or personal interview.

                SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 1, 1999 the names of, and number of shares beneficially owned by, persons known to the Company to own more than five percent (5%) of the Company's common stock; the names of, and number of shares beneficially owned by each director and executive officer of the Company; and the number of shares beneficially owned by all directors and executive officers as a group. At such date, the number of shares of common stock of the Company outstanding was 9,353,533 shares and an additional 3,472,398 shares were deemed outstanding.

                       Ownership (all direct
                       Amount and Nature of Beneficial
Name of Owner          unless otherwise noted)       Percent of (Class)
-------------          ----------------------        -----------------
Raymond A. Hanson (1)             1,734,112            13.52%
James A. Fish (2), (3)               96,306             0.75%
Neal A. Degerstrom (2), (4)       3,534,421            27.55%
Karl E. Elers (2), (5)              417,500             3.25%
Fred R. Schmid (6)                  747,929             5.83%
Robinson Bosworth III (2), (7)      437,331             3.41%
Tim Babcock (2), (8)                104,450             0.81%
Frank Duval (9)                           0             0.00%
Hobart Teneff (10)                1,761,563            13.73%
All directors and executive officers
as a group (6 persons) (11)       8,833,612            68.85%

-------------
   Mr. Laurence Steinbaum was a director of the Company from 1994 until he resigned February 1999. Mr. William S. Neal was Vice-
President of Exploration until his position was eliminated by the Company February 1999.

(1) Mr. Hanson is President and Chief Executive Officer of the Company. The shares attributed to Mr. Hanson include 969,814 shares owned by Hanson Industries, Inc. (167,750 of which were acquired pursuant to the securities purchase agreement described in footnote 4 below), 500,000 shares issuable to Hanson Industries, Inc. pursuant to currently exercisable options granted in connection with the purchase of shares, 117,748 shares of common stock issuable pursuant to a partial assignment of the Degerstrom guaranty in connection with the Company's agreement to acquire Easton-Pacific, and 55,000 shares issuable pursuant to currently exercisable options granted in lieu of compensation and rent for the period October 1, 1998 through December 31, 1998.

(2)  Director of the Company.

(3)   Mr.  Fish  is  Vice President of the Company.   The  shares
   attributed to Mr. Fish include 27,000 shares (108,000 shares pre recapitalization) acquired pursuant to the securities purchase agreement described in footnote 4, below. Such shares are also attributed to Neal A. Degerstrom in the foregoing table. Also includes 58,020 shares issuable pursuant to currently exercisable options of common stock granted to replace the compensation Mr. Fish tendered back to the Company in the form of 19,668 shares of common stock and the right to receive 38,352 shares of common stock for services rendered between January 1, 1998 through September 31, 1998.

(4) The forgoing table attributes to Mr. Degerstrom all of the shares of the Company purchased by Mr. Degerstrom and his permitted assigns pursuant to the securities purchase agreement between the Company and Mr. Degerstrom dated as of June 1, 1995, as amended. Although all shares purchased by Mr. Degerstrom and his assigns are shown in the table above as beneficially owned by Mr. Degerstrom, a Schedule 13D dated June 20, 1995, as amended through the date of the report, filed by Mr. Degerstrom and
   others  states  that  2,663,200  such  shares  (665,800   post
   recapitalization) were registered in Mr. Degerstrom's or his company's name as of the date of the report, representing approximately 12.8% of the common stock deemed outstanding at such date. The Schedule 13D filed by Mr. Degerstrom and his permitted assigns also states that none of the persons identified as reporting persons in the Schedule 13D controls the voting or disposition of any shares of common stock of the Company other than those owned by each such person, and on this basis Mr. Degerstrom disclaims beneficial ownership of the shares owned by his assigns. On March 17, 1997, the board of directors granted Mr. Degerstrom three-year options to purchase up to 2,312,970 shares (578,243 shares post recapitalization) of common stock as consideration for his guaranty of certain obligations in connection with the Company's agreement to acquire Easton-Pacific. Mr. Degerstrom subsequently assigned 1,541,978 of the options (385,495 post recapitalization) to two then non-affiliates of the Company, each of whom agreed to severally guarantee one third of the amount Mr. Degerstrom paid pursuant to his guaranty with the Company. The options were exercisable by Mr. Degerstrom and the then non-affiliate co-guarantors at the price of $1.25 per share ($5.00 / share post recapitalization). After giving effect to Mr. Degerstrom's remaining options for
   470,990   shares   of  common  stock  (117,748   shares   post
   recapitalization), the 300,000 shares (75,000 shares post recapitalization) he acquired by partially exercising the option, the 564,620 shares (141,155 shares post recapitalization) he and his company acquired in exchange for Easton Pacific shares, the options for 500,000 shares he was granted in connection with certain of his purchases and the 193,067 shares and options for 386,134 shares his company received for drilling services, the number of shares of common stock of the Company beneficially owned by Mr. Degerstrom at March 1, 1998 was 2,700,221 shares, or approximately 21.5% of the common stock deemed outstanding.

(5) All are shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(6) Includes 106,250 shares issuable to Mr. Schmid and his son, Stephen, pursuant to the Company's 1995 Stock Option Plan. In addition, members of Mr. Schmid's family beneficially own an additional 527,189 shares, which, when combined with Mr. Schmid's shareholdings, represent approximately 6% of the outstanding
   common  stock  as  of  March 1, 1999.   Mr.  Schmid  disclaims
   beneficial ownership of the shares owned by members of his family.

(7)   Includes  18,485  shares owned by  Mr.  Bosworth's  spouse,
   33,609 shares owned by the Bosworth Jr. Family Trust, and 104,450 shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(8) All are shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(9) Frank D. Duval has not been elected to office as an executive officer or director of the Company, but by virtue of his activities in the name and on behalf of the Company may be deemed to be an affiliate of the Company.

(10) Includes options to acquire 117,748 shares of common stock pursuant to an assignment by Mr. Degerstrom to Mr. Teneff of one third of the option that was granted to Mr. Degerstrom by the Company's Board of Directors as consideration in connection with the Easton-Pacific transaction. Also includes 167,750 shares acquired pursuant to the securities purchase agreement between the Company and Mr. Degerstrom, 20,000 shares owned by General Equipment Company, and 500,000 shares issuable pursuant to currently exercisable options granted in connection with the purchase of shares. See footnote 4 above.

(11) See foot notes 1, 3, 4, 5, 7, and 8 above.

                DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS; OTHER KEY INDIVIDUALS. The names, ages, business experience (for at least the past five years) and positions of the directors, executive officers and other key individuals of the Company as of March 1, 1998 are set out below. The Company's board of directors consists of five members. All directors serve until the next annual meeting of the Company's stockholders or until their successors are elected and qualified. Executive officers of the Company are appointed by the board of directors. Mr. Degerstrom and Mr. Fish were each appointed to the board of directors in September of 1995 and Mr. Fish was elected President of the Company in March of 1996, all pursuant to the terms of a securities purchase agreement between the Company and Mr. Degerstrom. Mr. Fish resigned his position as President October 1, 1998 and was appointed Vice President.

          Name                     Age       Position
          -----                    ----      -------
          Raymond A. Hanson         76       President, CEO
          Karl E. Elers             60       Chairman, Director
          James A. Fish             68       Vice President, Director
          Neal A. Degerstrom        74       Director
          Tim Babcock               79       Director
          Robinson Bosworth III     57       Director
          Frank D. Duval (1)        63       Chief Operating Officer (de facto)
          Wayne Schoonmaker (2)     62       Secretary, Treasurer
------------------------------
(1) Mr. Duval has not been elected an executive officer of the Company, but may be deemed to be an executive officer by virtue of his activities on behalf of the Company.

(2)  Mr. Schoonmaker is not an executive officer of the Company.

BIOGRAPHIES   OF   DIRECTORS,   EXECUTIVE   OFFICERS,   AND   KEY
INDIVIDUALS.

JAMES A. FISH. Mr. Fish was appointed a director of the Company in September of 1995, President in March of 1996, and Chairman and Chief Executive Officer in May of 1996. March 30, 1998 Mr. Fish resigned as Chairman and October 1, 1998 as President and CEO. He was appointed Vice President October 1, 1998 and is also Vice President and General Counsel for N. A. Degerstrom, Inc., positions he has held since September of 1987. Prior to that, he was in private law practice with the firm of Winston & Cashatt in Spokane from 1980 through 1987, and at the firm of Fish, Schultz & Tombari from 1962 through 1980. Mr. Fish was employed as superintendent at S&F Construction from 1955 through 1962 and served in the Navy from 1952 to 1955. He received a Bachelor of Arts degree in geology from Berea College in Kentucky in 1952 and a law degree from Gonzaga University School of Law in 1962.

NEAL A. DEGERSTROM. Mr. Degerstrom was appointed a director of the Company in September of 1995. He is President of N. A. Degerstrom, Inc., Spokane, Washington, a privately-held company which has been engaged in railroad, heavy highway, bridge and dam construction, large open pit mining, and worldwide mineral exploration since 1904, and prior to that was the managing partner of N. A. Degerstrom Company, the predecessor in interest to N. A. Degerstrom, Inc. Mr. Degerstrom has been a member of the Advisory Board of the College of Engineering at Washington State University, president of the Spokane Chapter of Associated General Contractors, a member of the Society of Explosives Engineers and the Society of Mining Engineers, and a trustee of the Northwest Mining Association. He received a Civil Engineering degree from Washington State University in 1949.

ROBINSON BOSWORTH III. Mr. Bosworth has been a director of the Company since September 1997. He is also Managing Director and Advisory Director of Robert W Baird & Company, Inc. and has been the Head of the IMS Department for the same since 1971. Robert
W. Baird & Co., Inc., (Baird) is registered as an investment adviser under the Investment Advisers Act of 1940. Established in 1971, Baird Investment Management Services (Baird IMS) is a separate department of Baird providing portfolio management services on a fee basis to clients with substantial assets. Baird is an 80%-owned, indirect subsidiary of Northwestern Mutual Life Insurance Company (NML). Prior to 1971 Mr. Bosworth worked as a security analyst for Standard & Poor's Corporation and for Stein Roe & Farnham. He graduated cum laude with a Bachelors of Arts degree in Economics from Amhurst College in 1963 and with highest honors and an MBA from Amos Tuck School of Business Administration at Darthmouth in 1967.

KARL E. ELERS. Mr. Elers was appointed a director of the Company in September 1997 and Chairman of the Board March 31, 1998. He is also a director of Niugini Mining Ltd. and Chairman of Crown Butte Resources Ltd. In 1987 he joined Battle Mountain Gold as Executive Vice President, a position he held until he was appointed President in 1988. Mr. Elers served as President of Battle Mountain Gold from 1988 until 1997, CEO from 1990 until 1992, and Chairman from 1990 to present. From 1985 to 1988 he worked for Western Ag-Minerals as Managing Director. He worked for Pennzoil Sulphor Co. as Senior Vice President of Operations in 1985 and for Duval Corporation from 1962 to 1985. Mr. Elers is a director of the National Mining Association, the International Committee on Metals and the Environment, and the SME Foundation of A.I.M.E. He previously served on the board of directors of the Fertilizer Institute, the Northwest Mining Association, and was Chairman of the Western Governor's Mining Advisory Council, and President of the New Mexico Mining Association. He currently serves on a number of international relations and civic boards; and is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers, and the Canadian Institute of Mining. He was awarded the Order of Simon Bolivar by the President of the Republic of Bolivia for services to that nation.

RAYMOND  A.  HANSON. Mr. Hanson was appointed President  and  CEO
October 1, 1998. Mr. Hanson is also President of Hanson Industries, Inc. a privately held company that engages in the manufacture of fertilizer, the development of commercial real estate and mining. Prior to the formation of Hanson Industries, Inc. in 1995, Mr. Hanson served as President of R. A. Hanson Company, Inc., a corporation with world wide distribution that he founded in 1946 to develop and manufacture farm equipment and construction machinery used in mining and canal building. Mr. Hanson has been Chairman of the Engineering Advisory Board at Washington State University and President and Chairman of the Board for the Washington State International Trade Fair. He is currently a member of the American Concrete Institute; the Society of Mining Engineers; Washington State District Export Council; Mountain States Legal Foundation Board of Directors; University of Idaho College of Mines & Earth Resources Advisory Board; Washington State Governors Key Business Leaders Advisory Board; Spokane International Airport Governing Board and University of Idaho Alumni Hall of Fame. In 1985 Mr. Hanson received an honorary Doctorate of Engineering Science from the University of Idaho.

TIM BABCOCK. Mr. Babcock was appointed a director of the company in September 1997. Since 1986 he has owned and operated a consulting firm providing consulting services to the mining industry. From 1970 to 1980 he owned Capital City Television, Mineral Resources Development, and January Mining Company. In 1969 he was appointed a member of the Committee on Oceans and Atmosphere by President Nixon. He served as Senior Executive Vice President of Occidental International Corporation from 1970 to 1974. Mr. Babcock served as Governor of the State of Montana from 1960 to 1969. He was awarded the Bronze Star for Valor in action during WWII and three Battle Stars.

FRANK D. DUVAL. Mr. Duval presently serves in an ex officio capacity as acting Chief Operating Officer of the Company and exercises responsibility with respect to the Company's day-to-day operations. He is also presently the president and a director of Midnite Mines, Inc., based in Spokane, Washington. From 1974 until his resignation in 1987, Mr. Duval served in various capacities as a director or executive officer of Pegasus Gold Inc., a major North American mining company, which he founded. He is also a co-founder of Montana Reserves Company, a privately-held mining company which, until operations were curtailed in 1995, was a joint venture partner with Noranda Minerals Corp. in a large copper and silver project located in Sanders and Lincoln counties, Montana. Mr. Duval has been engaged in the mining business in various capacities for over 30 years.
  In 1991, Star Phoenix Mining Company, an Idaho corporation with which Mr. Duval was affiliated as its president, a director and a significant shareholder, filed for protection from creditors under federal bankruptcy law following the termination by Hecla Mining Company of a lease and option agreement between Star Phoenix and Hecla covering mining properties in the Coeur d'Alene Mining District that Star Phoenix was then operating. Star Phoenix subsequently brought suit against Hecla in Shoshone County, Idaho District Court for breach of the lease and option agreement, and in 1994 obtained a $20 million judgement against Hecla. Hecla appealed the decision to the Idaho Supreme Court and in May 1996 the Supreme Court overturned the lower courts ruling. Mr. Duval was one of several guarantors of Star Phoenix's indebtedness. The Supreme Court's reversal of the District Court's award of damages lead Mr. Duval to seek protection under chapter 7 of the federal bankruptcy law in October 1997.

WAYNE SCHOONMAKER. Mr. Schoonmaker was appointed Secretary, Treasurer, and Principal Accounting Officer of the Company effective as of January of 1996, succeeding Stephen J. Schmid. From 1981 until 1993, he was Financial Manager of the Northwest Mining Department of ASARCO, and from 1978 until 1981 was Chief Accountant at ASARCO's Troy Unit in Montana, where he was responsible for the installation and implementation of the accounting system for the start-up Troy mine. From July of 1978 through December of 1978, Mr. Schoonmaker was Assistant Treasurer of the Bunker Hill Company, and from 1964 to 1978, was Assistant Corporate Secretary of Hecla Mining Company. Mr. Schoonmaker received a Bachelor of Science degree in Accounting from the University of Montana in 1962 and MBA from the University of Idaho in 1987. He is a Certified Public Accountant in Idaho and Montana.

SECTION 16(A) REPORTING OBLIGATIONS. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of copies of reports made pursuant to Section 16(a) of the Exchange Act and related regulations, the Company believes that during the year ended December 31, 1998, Mr. Laurence Steinbaum, who resigned as a director February 20, 1999, failed to file a report on Form 4 and Form 5.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As previously reported, on March 17, 1997, Neal A. Degerstrom, who is affiliated with Hanover, guaranteed the payment of Hanover's obligations to the landowner-lessors of its mining claims and leases through September 7, 1998, up to the aggregate amount of $2,891,210. As consideration for the guaranty, Hanover granted Mr. Degerstrom three-year options to purchase up to 2,312,970 shares of Hanover's common stock at an exercise price of $1.25 per share (578,244 shares at $5.00 per share post recapitalization). Effective April 29, 1997, Mr. Degerstrom assigned two-thirds of these options equally to Mr. Hobart Teneff and Hanson Industries, Inc. each of whom, as of the date of this report, beneficially own more than 10% of the Company's deemed outstanding shares of common stock. Mr. Teneff and Hanson Industries, Inc. individually undertook to severally guarantee payment to Mr. Degerstrom of one-third of the amount Mr. Degerstrom paid to the Company during the term of his guarantee. The guaranty was given by Mr. Degerstrom, in connection with the reorganization agreement, dated as of April 30, 1997, between Hanover and Easton Pacific. As of December 31, 1998, $1,125,000 had been paid pursuant to the guaranty and options exercised for 225,000 shares (post recapitalization).

   During 1998 N. A. Degerstrom, Inc., an affiliated company of Mr. Degerstrom's, conducted exploration drilling as part of the Company's exploration program at Virginia City. N. A. Degerstrom, Inc. was partially compensated for its services with 193,067 shares of stock valued at $0.525 per share and a five year option for 386,134 shares of stock exercisable at a price of $0.50 per share. The shares were calculated by averaging the closing prices for the Company's stock for each entire month during which drilling was conducted and then averaging the monthly averages.
N. A. Degerstrom, Inc. also received $60,961 in cash. At March 1, 1999 a balance of $43,922 is due on the contract.

  October 1, 1998 the Company commenced renting office space from Hanson Industries, Inc. an affiliated company of the Company's President, Raymond A. Hanson. Annual rent is $10,000 payable with options for 20,000 shares of common stock. The options are for five years and exercisable at a price of $0.50 per share.

                BOARD OF DIRECTORS AND COMMITTEES

   The Board of Directors held one regular and three special meetings in 1998, while the audit committee and compensation committee each held one meeting. No incumbent director attended fewer than 75% of the meetings of the Board or committee on which he served.

  Present members of the Company's compensation committee are Mr. Tim Babcock and Mr. Karl Elers. Mr. Laurence Steinbaum served on the compensation committee during 1998 and until February 1999 when he resigned as a director and was replaced on the committee by Mr. Elers. The compensation committee is charged with the responsibility of administering and interpreting the Company's stock option plan; it also recommends to the Board the compensation of employee-directors, approves the compensation of other executives and recommends policies dealing with compensation and personnel engagements. Present members of the Company's audit committee are Karl E. Elers, James A. Fish, and Robinson Bosworth III. The audit committee reviews, in conjunction with the independent auditors, the general scope of audit coverage. Such review includes consideration of the Company's accounting practices, procedures and system of internal accounting controls. The audit committee also recommends to the Board the appointment of the Company's independent auditors engaged by the Company. The Company has no standing nominating committee, the functions customarily attributable to such committee being performed by the Board of Directors as a whole.

   There are no arrangements or understandings with any directors pursuant to which a director has been elected nor are there any family relationships among any directors or executive officers.

       COMPLIANCE WITH SECTION 16 (A) FILING REQUIREMENTS

   To the Company's knowledge, the following persons failed to file timely reports with respect to reportable transactions during the year ended December 31, 1998, as required by Section
16 (a) of the Exchange Act:

     Reporting Person    Delinquent Filing Number of Transactions
     -------------       -------------     -------------------
     Laurence Steinbaum  Form 4                 1
     Laurence Steinbaum  Form 5                 1

                     EXECUTIVE COMPENSATION

SUMMARY   COMPENSATION  TABLE.   The  following  table  discloses
compensation received by the Company's current and former presidents and chief executive officers for the years ended December 31, 1998, 1997, and 1996. No other executive officer's salary and bonus exceeded $100,000 in any of these years.

                     Annual Compensation                          Long-Term Compensation
                    -------------------                     ----------------------
                                            Other        Dollar Value  Securities            All Other
Executive                                   Annual       of Restricted Underlying   LTIP     Compen-
Officer            Year   Salary     Bonus  Compensation Stock Awards  Options/SARS Payouts  sation
----------         -----  -----      -----  -----------  -----------   ----------   -------  ----------

RAYMOND A. HANSON   1998 $22,500<F1> $ -0-    $   -0-    $   - 0 -      $   - 0 -    $ - 0 -  $  - 0 -
President, CEO

JAMES A. FISH       1998 $67,500<F2> $ -0-    $   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -
Former President    1997  90,000     $ -0-    $   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -
and CEO             1996  90,000     $ -0-    $   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -

FRED R. SCHMID      1998 $ - 0 -     $ -0-    $   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -
Former President    1997   - 0 -     $ -0-    $   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -
                    1996   - 0 -    90,000<F3>$   -0-    $    - 0 -     $   - 0 -    $ - 0 -  $  - 0 -
----------------------------------

<FN1>     Mr. Hanson succeeded Mr. Fish as President and Chief Executive Officer of the Company effective October 1, 1998. Mr. Hanson's salary for the period commencing October 1, 1998 to December 31, 1998 is payable in the form of a five-year option for 50,000 shares of common stock, exercisable at $0.50 per share. Mr. Hanson's annual salary is $90,000 payable in five-year options for 200,000 shares exercisable at $0.50 per share.

<FN2>     Mr. Fish succeeded Mr. Fred R. Schmid as President and Chief Executive
  Officer of the Company effective March of 1996. Mr. Fish's annual salary was payable each month in the form of $3,750 in cash and $3,750 in restricted shares of common stock based on 60% of the average of the "closing" market prices of the common stock as reported on the Nasdaq SmallCap Market during the preceding calendar month. Mr. Fish has tendered the 19,668 shares of common stock he received for compensation in 1997 and has forgone receiving the shares he was entitled to receive for compensation in 1998 and in lieu thereof has been granted a five year option for 58,020 shares of common stock at $0.0001 per share. October 1, 1998 Mr. Fish resigned his position as President and Chief Executive Officer and was succeeded by Raymond A. Hanson.

<FN3>     Consists of compensation paid to Mr. Schmid pursuant to the terms of a consulting agreement entered into in March of 1996. The agreement terminated effective December 31, 1996.

OVERALL COMPENSATION POLICY. Salary compensation of the Company's executive officers is determined by the Board of Directors and by a compensation committee of the Board, which is responsible for considering specific information and making recommendations to the full Board. The compensation committee is comprised of two outside directors appointed annually by the Company's Board of Directors and presently comprises Mr. Babcock and Mr. Elers. In considering and recommending executive compensation, the compensation committee reviews factors such as individual executive compensation, corporate performance, stock price appreciation and the total return to stockholders. The committee also takes into consideration, executive compensation levels within a peer group of publicly held North American gold-mining companies and, at least historically, the views of the Company's Chief Executive Officer. Where appropriate, the compensation committee also considers other performance measures, such as increase in market share, safety, environmental awareness, and improvements in relations with the Company's stockholders, employees, the public, and government regulators.

   The objectives of the Company's total executive compensation package are to attract and retain the best possible executive talent, to provide an economic framework to motivate the Company's executives to achieve goals consistent with the Company's business strategy, to provide an identity between executive and stockholder interests through stock option plans, and to provide a compensation package that recognizes an executive's individual results and contributions to the Company's overall business objectives.

SALARY.   The  key  elements  of the Company's  executive  compensation
consists  of  salary  and  incentive stock options.   The  compensation
committee of the Board recommends salary levels of officers and employees and determines employee stock option awards.

   Salaries  for  executive officers are determined by  evaluating  the responsibilities of the position held and the experience of the individual, and by reference to the market for executive talent, the latter of which provides a comparison of salaries for comparable positions at other gold mining companies. The salary levels of the Chief Executive Officer and other executive officers of the Company for the following calendar year are generally set by the Board of Directors at its annual meeting or at a later special meeting. Specific individual performance and overall corporate or business segment performance are reviewed in determining the compensation level of each individual officer. In evaluating the performance and setting the compensation of the Chief Executive Officer and the other executive officers of the Company, the compensation committee and Board of Directors have traditionally maintained salary compensation at levels below those of other companies within the Company's peer group; in order to compensate for these lower salaries, the Chief Executive Officer and other executive officers of the Company have historically been granted performance incentives in the form of incentive stock options.

CASH  BONUSES.   From  time to time, the Board  of  Directors  and  the
compensation committee may approve cash bonuses to executives and key employees, based on outstanding achievement in the performance of their respective duties. During 1994 the compensation committee recommended to the Board, and the Board authorized and approved, the payment to Fred R. Schmid of a cash bonus of $150,000 for his services in raising the initial working capital and completing the 1993 public financing for the Company. No cash bonuses were awarded in 1998.

STOCK OPTIONS. The Company currently maintains two stock option plans, the 1995 Stock Option Plan and the 1998 Equity Incentive Plan. The 1998 Equity Incentive Plan is subject to shareholder approval at the Annual Meeting of the shareholders and will replace the 1995 Stock Option Plan upon such approval. Both plans provide for the issuance of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended ("the Code"), and options that do not qualify under the Code. Key individuals of the Company, including officers, directors, employees, and consultants, are eligible to receive grants of options under the plans. All of the options under the 1995 plan are exercisable at prices equivalent to the mean of the high and low sales prices of the common stock, as reported by the Nasdaq SmallCap Market or a national exchange as of the date of grant - 110% of such sales prices in the case of incentive stock options granted to any person owning more than 10% of the total combined voting power of all classes of the Company's stock. If the Company's stock is not trading on Nasdaq or a national securities exchange then the Board of Directors shall determine exercise prices in accordance with Sec. 422 of the Code. Under the 1998 Equity Incentive Plan non-qualified stock options may be granted at no less than 85% of fair market value as defined under the plan. No options have been granted under the 1998 Equity Incentive Plan during 1998 except the option granted to the Company's President, Raymond A. Hanson for the services rendered from October 1, 1998 through December 31, 1998. Options for all 1 million shares available under the 1995 Stock Option Plan have been granted. 62,500 of these options have been issued to Fred R. Schmid; the options are exercisable by Mr. Schmid at the price of $6.40 per share through the end of the year 2000. Options for 125,000 shares exercisable at $2.25 per share and 292,500 shares exercisable at $0.375 per share have been granted to Karl Elers; the options will expire in 2008. William S. Neal has been granted options for 12,500 shares exercisable at $1.50 per share and 29,300 shares exercisable at $0.375 per share. As a result of his employment having been terminated, the date Mr. Neal's options will expire has been accelerated to June 11, 1999. Forfeited Options under the 1995 Stock Option Plan may be reissued under the provisions of the 1998 Equity Incentive Plan. The Equity Incentive Plan is administered by the compensation committee of the Board of Directors. The committee's function is to determine those persons entitled to receive an award based on their contributions to the Company or on their ability to contribute to the long term growth and financial success of the Company. The committee also determines the type of an award, the amount of an award, and its terms. Shares subject to grants which expire or otherwise terminate will again become available for granting.

OPTIONS GRANTED IN 1998. The following table provides information on options granted under the 1995 Stock Plan during the year ended December 31, 1998, to the named executive officers of the Company.

                     Number          Percent of         Option
                     Of Securities   Total Options      Exercise
                     Underlying      Granted to         Price
                     Options         Employees and      Per        Expiration
Executive  Officer   Granted  <F1>   Directors in 1998  Share<F2>  Date
-----------------------------------------------------------------------------
Karl E. Elers         125,000                             2.25       03/31/2008
Chairman              292,500         54%                 0.375      10/11/2008

William S. Neal        29,300          3.8%               0.375      10/11/2008(F1)
Vice President
of Exploration
----------------------------------------------------

<FN1>      Options  for the purchase of 770,000 shares of common  stock authorized pursuant to the Company's 1995 Stock Option Plan, -- 70,300 of which are intended to qualify under Section 422 of the Code --, were granted to four directors and three key employees during the year ended December 31, 1998. Mr. Elers options for 125,000 shares of common stock became fully vested three months from the date of grant. The options for 292,500 shares vest ratably over three years commencing three months from their date of grant. All of Mr. Neal's options became fully vested three months from the date of grant. However, because of his termination, unless Mr. Neal exercises his options by June 1999, the options will expire and become available for reissuance under the Company's 1998 Equity Incentive Plan, subject to the Plan being approved by the shareholders of the Company.

<FN2>     Fair market value at date of grant.

OPTIONS GRANTED IN 1998. The following table provides information on options granted under the 1998 Equity Incentive Plan during the year ended December 31, 1998, to the named executive officers of the Company.

                    Number of     Percent of
                    Securities    Total Options      Option
                    Underlying    Granted to         Exercise
                    Options       Employees and      Price Per   Expiration
Executive Officer   Granted       Directors in 1998  Share       Date
---------------------------------------------------------------------------
Raymond A. Hanson   50,000        100                0.50        12/31/2003
Chief Executive
Officer, President

OPTIONS EXERCISED AND OPTION VALUES. No options were exercised during the year ended December 31, 1998 by any named executive officer of the Company. At December 31, 1998 the OTC-Bulletin Board's quoted closing price for the Company's common stock was lower than the option exercise price for all of the shares for which options were granted.
-----------------------------------------------------------------------
                         PROPOSAL 1 - ELECTION
                             OF DIRECTORS
-----------------------------------------------------------------------

   The Company's Board of Directors consists of five members, four of whom have been nominated for election at the Annual Meeting. The names, ages, business experience, and positions of these director/nominees are set out below. All directors serve until the next annual meeting of the Company's stockholders or until their successors are elected and qualified. Executive officers of the Company are appointed by the Board of Directors.

  Unless authority to vote for election of directors (or for one or all nominees) is withheld in the manner provided in the accompanying proxies, the votes represented by such proxies will be cast for the election of the nominees set forth herein, or for one or more substitute nominees recommended by the Board of Directors in the event that, by reason of contingencies not presently known to the Board of Directors, one or all nominees should be withdrawn for election. The affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders present in person or by proxy, is required for the election of such directors.

          Name                 Age        Position
          --------             ----       -------
          James A. Fish          68       Vice President, Director
          Neal A. Degerstrom     74       Director
          Tim Babcock            79       Director
          Karl E. Elers          60       Chairman, Director

BIOGRAPHIES OF THE NOMINEES ARE SET FORTH IN THE SECTION OF THIS PROXY STATEMENT ENTITLED DIRECTORS AND EXECUTIVE OFFICERS.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO ELECT THE NOMINEES TO THE BOARD.

-----------------------------------------------------------------------
                       PROPOSAL 2 - TO CONSIDER
                              AND APPROVE
                          THE COMPANY'S 1998
                         EQUITY INCENTIVE PLAN
-----------------------------------------------------------------------

   At the Annual Meeting the shareholders will be asked to consider and approve the Company's 1998 Equity Incentive Plan (the "Plan") which was adopted by the Company's Board on December 1, 1998. A description of certain features of the Plan summarized below is qualified in its entirety by reference to the Plan attached hereto as Schedule "A".

  THE PLAN.

   GENERAL. Under the Plan, the Company may grant "incentive stock options", options that do not qualify as incentive stock options under the Internal Revenue Code, as amended ("the Code"), and shares of common stock (unless otherwise noted hereinafter, collectively referred to as "options"). Key individuals of the Company and its subsidiaries (including the Company's employees, directors, executive officers, advisers and consultants) are eligible to receive grants of options. The Plan authorizes the grant of options for the purchase of up to
2,000,000  shares  of common stock of which no more  than  25%  may  be granted to any one individual. In addition, shares subject to outstanding options which are subject to forfeiture under the Company's 1995 Stock Option Plan shall upon such forfeiture become available for re-issuance under and subject to the terms and conditions of the Plan. The Board has terminated the 1995 Stock Option Plan conditioned upon the effectiveness of shareholder approval of the Plan at the Annual Meeting. The number of options for which the 1995 Plan was approved have all been granted.

   The Plan is administered by a committee of not less than two members of the Board (the "Committee"), each of whom is a "Non-Employee Director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee determines those directors, officers and employees of, and advisors and consultants to the Company who have contributed or are in a position to contribute to the Company's growth and financial success, and are deserving of receiving options under the Plan. The Committee also determines the type, amount and terms of the options to be granted.

   PURPOSE OF THE PLAN. The purpose of the Plan is to attract, retain, and motivate officers and other employees of and consultants and advisors to the Company by providing an opportunity to acquire or increase an equity interest in the Company. Like other junior mining companies, the Company historically has not had the cash resources to compensate its directors, executive officers, and key employees at levels commensurate with their experience and contributions, as a consequence, it has had to rely on equity-based compensation, such as options, to attract and retain these people. The Company has particularly relied on equity-based compensation in the case of its directors, none of whom are otherwise compensated for their services as directors.

   EXERCISE PRICE. The exercise price of common stock for which an option is granted shall be determined by the Committee but such exercise price shall, in the case of an incentive stock option granted under the Plan, not be less than fair market value (110% of fair market value in the case of an incentive stock option granted to any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary). Non-qualified options granted under the Plan may be exercised at a price equal to not less than 85% of the fair market value of the shares at the date of grant. "Fair Market Value" as of any specified date, is defined by the Plan to mean the closing price of the Company's common stock reported by the exchange on which the Company's stock is traded on the date of grant or if no trades are reported on that date, on the last preceding date on which prices of the common stock are reported. If the Company's common stock is not traded on an exchange, but is traded over-the-counter ("OTC"), the Fair Market Value means the average between the reported high and low sales prices for the common stock on the most recent date on which common stock was publicly traded. If the common stock is not being traded on an exchange or OTC and Fair Market Value cannot be determined then the Committee acting in good faith and in accordance with Section 422 of the Code shall determine Fair Market Value.

  DURATION OF OPTIONS. An option has a duration of up to ten (10) years from the time that it is granted, except that an incentive stock option granted to a stockholder who owns stock possessing more than 10% of the total combined voting power of all classes of the Company's stock shall have a duration of up to five (5) years from the time it is granted. The Plan provides that each option granted shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. Such restrictions and conditions may vary between participants. An option may be immediately exercisable or exercisable within a shortened period of time upon the occurrence of certain events, including termination, disability, and death of the optionee. No option may be transferred other than at death to a designated beneficiary, or by the laws of descent and distribution.

   COMMON STOCK. The Committee may grant common stock under the Plan to eligible participants in such amounts as are consistent with the limitations of the Plan, and which, in exercising its discretion, it deems appropriate. Each grant of common stock shall be made pursuant to a written agreement which shall contain the terms and any restrictions as the Committee may determine in its discretion.

   ADJUSTMENTS FOR CHANGES IN CONTROL. In the event of a change in control of the Company (as defined in the Plan), the Committee may take such action and make such adjustments with respect to the options as it deems appropriate including, but not limited to, the right to accelerate the exercisability of options.

   AMENDMENTS. The Plan may be terminated or amended from time to time by the Committee, provided, however, that the Committee may not, without the approval of the shareholders, increase the total amount of stock that may be issued under the Plan, except in the case of a change in capitalization as defined in the Plan. No amendment may impair the rights of a grantee under any stock option granted under the Plan without the grantee's consent.

   DURATION OF PLAN. The Plan will remain in effect, subject to the Committee's right to earlier terminate the Plan, until all of the stock subject to the Plan has been purchased or acquired or until November 30, 2008. A termination of the Plan will have no effect on outstanding grants.

   FEDERAL INCOME TAX ASPECTS. The following discussion is a general summary of the material federal income tax consequences to participants in the Plan. The discussion is based on the "Code", regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal taxation that may be relevant to a particular participant in light of the participant's personal investment circumstances. Also, state and local income taxes are not discussed and may vary from locality to locality.

   NON QUALIFIED STOCK OPTIONS. Recipients of non qualified stock options granted under the Plan will not have a taxable event upon the grant of such options, but normally will recognize compensation taxable at ordinary income rates upon the exercise of such options to the extent that the fair market value of the shares of common stock on the date of the exercise of such options exceeds the option exercise price paid. Subject to Section 162(m) of the Code, discussed below, the Company will be entitled to a tax deduction in an amount equal to the amount that the participant is required to include in ordinary income at the time of such inclusion and will be required to withhold taxes on such ordinary income. The participant's initial tax basis for shares of common stock acquired upon the exercise of a non qualified stock option will be the option exercise price paid plus the amount of ordinary income recognized by the participant.

   INCENTIVE STOCK OPTIONS. Recipients of incentive stock options granted under the Plan will not have taxable income upon either the grant of an incentive stock option or its exercise. Upon the sale or other taxable disposition of shares of common stock, long-term capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if no disposition of shares has taken place within either (a) two years from the date of grant of the incentive stock option or (b) one year from the date of transfer of such shares of common stock to the participant upon exercise. If shares of common stock acquired upon the exercise of an incentive stock option are sold or otherwise disposed of before the end of the one-year or two-year periods referenced above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If shares of common stock acquired upon the exercise of an incentive stock option are disposed of before the expiration of the one-year or two-year periods referenced above and the amount realized is less than the fair market value of the shares at the date of exercise, the participant's ordinary income is limited to the excess, if any, of the amount realized less the option exercise price paid. Subject to Section 162(m) of the Code, discussed below, the Company will be entitled to a tax deduction in regard to an incentive stock option only to the extent the participant has ordinary income upon sale or other disposition of the shares of common stock.

   The difference between the fair market value of common stock on the exercise date and the exercise price of an incentive stock option is deemed to be an item of adjustment for purposes of the alternative minimum tax rules of the Code. The consequences of the application of these provisions to individual participants may vary depending on their particular circumstances.

   SECTION 162(M). Section 162(m) of the Code places limits on deductibility for income tax purposes of compensation paid to certain executive officers of the Company. The Company is only allowed to deduct up to a maximum of one million dollars annually for non-performance-based compensation paid to each of its five highest paid executives whose annual compensation during the year (including gains upon the exercise of incentive stock options) exceeded $1,000,000 (the "named executive officers"). Options granted below market value, and restricted stock will not be considered performance based under Section 162(m).

   ACCOUNTING. The Company has elected to be governed by Accounting Principles Board Opinion No. 25, so that there is no earnings charge in connection with the grant or exercise of at-market stock options granted under the Plan. Effective for 1996, the financial Accounting Standards Board Statement No. 123 requires companies to show in a footnote to their annual financial statements, the pro-forma affect that option grants would have had on earnings if the "value" of the stock options granted that year were treated as compensation expense. See note 7 of the "Notes to Financial Statements" in the Company's 1998 annual report to the shareholders. Restricted stock grants under the Plan would, however, involve an earnings charge.

  EFFECT ON PRIOR PLANS. The Plan shall be effective on the date of its adoption by the Board of Directors upon approval by the shareholders at the Annual Meeting. The Board has terminated the 1995 Stock Option Plan as to future grants conditioned upon stockholder approval of the Plan at the Annual Meeting. Subject to shareholder approval of the Plan, shares subject to outstanding options and which are forfeited under the Company's 1995 Stock Option Plan may be reissued under and subject to the terms and conditions of the Plan.

   NEW PLAN BENEFITS. Subject to shareholder approval of the Company's Plan, Mr. Hanson will receive options for 50,000 shares of common stock as compensation valued at $22,500 for the period October 1, 1998 through December 31, 1998 and options for 50,000 shares as compensation valued at $22,500 for the period January 1, 1999 through March 31, 1999. It is intended that Mr. Hanson be compensated each quarter thereafter the same as above for so long as he serves as President and Chief Executive Officer of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE 1998 EQUITY INCENTIVE PLAN.

  VOTE AND RECOMMENDATIONS. Approval of the adoption of the 1998 Equity Incentive Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and voting in person or by proxy at the Annual Meeting. Abstentions as to this Proposal 2 will be treated as votes against Proposal 2. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked Proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the Proxy.

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                       PROPOSAL 3 - RATIFICATION
                        OF INDEPENDENT AUDITOR
-----------------------------------------------------------------------

    The firm of BDO Seidman, LLP, independent certified public accountants, has been selected by the Board of Directors to serve as the independent auditor of the Company for the year ended December 31, 1999 and any interim period. The firm is experienced in auditing and advising public companies and has served as the Company's auditor since 1996. Representatives of the firm of BDO Seidman, LLP will be present at the Annual Meeting to respond to questions of the shareholders.

  Ratification by the Company's shareholders of the independent auditor is not required under the Delaware General Corporation Law. The Board of Directors believes that the selection of an auditor is an important matter, however, and that the Company's shareholders are entitled to approve or disapprove the Board's choice of auditor through ratification. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present at the Annual Meeting, in person or by proxy, is required to ratify the selection of an auditor. If the Board of Directors' selection is not ratified, the Board will determine whether the auditor should be replaced.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT AUDITOR.

-----------------------------------------------------------------------
                              CONCLUSION
-----------------------------------------------------------------------

  As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters which may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgement and in the discretion of the proxy holders.

   Please sign the enclosed proxy and return it in the enclosed return envelope.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Raymond A. Hanson
                                        ------------------------
                                        Raymond A. Hanson, President